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                                                                   EXHIBIT 99.1




FOR IMMEDIATE RELEASE                      CONTACT:     CHERYL STEWART
                                                          901.767.7005

RFS CONCLUDES $125 MILLION SENIOR NOTES OFFERING

MEMPHIS, Tenn., February 26, 2002 (BUSINESS WIRE) - RFS Hotel Investors, Inc. (NYSE:RFS) today announced that the Company has completed the sale of $125 million in senior, unsecured notes (the "Notes"). The Notes carry an interest rate of 9.75% and mature on March 1, 2012. The securities were underwritten by a syndicate, which included Credit Suisse First Boston and Banc of America Securities LLC as joint book runners, and CIBC World Markets, Morgan Keegan & Company, Inc. and PNC Capital Markets, Inc. as co-managers. The Notes were assigned a B+ rating by Standard & Poors and a B1 rating by Moody's Investors Service.

Kevin Luebbers, executive vice president and chief financial officer of RFS, commented, "The successful placement of the Notes with institutional investors permitted the Company to redeem, prior to maturity, approximately $58 million in mortgage debt and to reduce borrowings under the Company's line of credit by approximately $54 million. Although the Company has a relatively low level of debt, this transaction serves to: (i) increase our financial flexibility; (ii) reduce our dependency on secured mortgage debt; (iii) replace bank debt with longer-term fixed rate debt; and (iv) position the Company to selectively take advantage of acquisition opportunities should they become available in the future. With this transaction, the Company has no significant debt maturities prior to 2008 and our average maturity is 8.4 years. In addition, the Company now has over $100 million of borrowing capacity under its $140 million line of credit."

RFS Hotel Investors, Inc. (RFS) is a real estate investment trust (REIT) that owns 58 hotels with approximately 8,400 rooms located in 24 states. RFS's hotel portfolio is diversified by geography, brand and segment. Leading brands under which RFS hotels are operated include Sheraton(R), Residence Inn by Marriott(R), Hilton(R), Doubletree(R), Holiday Inn(R), Hampton Inn(R), and Homewood Suites by Hilton(R). By segment, RFS receives approximately 42% of its EBITDA from full service hotels, 33% from extended stay hotels and 25% from limited service hotels. Additional information can be found on the Company's website at www.rfshotel.com.

Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. From time to time, these risks are discussed in the Company's filings with the Securities and Exchange Commission.